EXHIBIT 10-5

HALLIBURTON COMPANY

BENEFIT RESTORATION PLAN

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2008

i

HALLIBURTON COMPANY

BENEFIT RESTORATION PLAN

WHEREAS, Halliburton Company (the “Company”) adopted and maintains the Halliburton Company Benefit Restoration Plan, as most recently amended and restated effective January 1, 2004 (the “Plan”), for the benefit of its employees and the employees of its subsidiaries to aid such employees in making more adequate provision for their retirement; and

WHEREAS, the Company desires to continue to provide participants with an opportunity to participate in the Plan on or after January 1, 2005, consistent with the provisions of Section 409A of the Internal Revenue Code, as amended; and

WHEREAS, the Company desires to preserve the material terms of the Plan as in effect on December 31, 2004 (the “Grandfathered Plan”) in order that the Grandfathered Plan qualify as a grandfathered plan for purposes of Section 409A of the Internal Revenue Code, as amended; and

WHEREAS, certain provisions applicable solely to the Grandfathered Plan are preserved in Appendix A, for purposes of determining the terms applicable to amounts under the Grandfathered Plan, which provisions shall be substituted for the corresponding provisions contained herein.

NOW THEREFORE, the Plan is hereby amended and restated to read as follows, effective as of January 1, 2008:

ARTICLE I

Purpose of the Plan

The purpose of the Halliburton Company Benefit Restoration Plan is to provide a vehicle to restore qualified plan benefits which are reduced as a result of limitations on contributions imposed under the Internal Revenue Code or due to participation in other company sponsored plans and to defer compensation that would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Internal Revenue Code.

ARTICLE II

Definitions

Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(A)  Account:  An individual account for each Participant on the books of such Participant's Employer to which is credited amounts allocated for the benefit of such Participant pursuant to the provisions of Article IV, Paragraphs (A) and (B), amounts transferred to the Plan from other deferred compensation plans, and interest credited pursuant to the provisions of Article IV, Paragraph (D).

(B)  Administrative Committee:  The administrative committee appointed by the Compensation Committee to administer the Plan.

(C)  Allocation Year:  The calendar year for which an allocation is made to a Participant's Account pursuant to Article IV.

(D)  Board:  The Board of Directors of the Company.

(E)  Code:  The Internal Revenue Code of 1986, as amended.

(F)  Compensation Committee:  The Compensation Committee of the Board.

(G)  Company:  Halliburton Company.

(H)  Employee:  Any employee of an Employer. The term does not include independent contractors or persons who are retained by an Employer as consultants only.

(I)  Employer:  The Company and any Subsidiary designated as an Employer in accordance with the provisions of Article III of the Plan.

(J)  ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

(K)  Grandfathered Plan:  The Halliburton Company Benefit Restoration Plan as in effect on December 31, 2004, the material terms of which have not been materially modified (within the meaning of Section 409A) after October 3, 2004, and are preserved and continued in the Plan as reflected in Appendix A.

(L)  Grandfathered Plan Account:  An individual account for each Participant on the books of such Participant’s Employer to which is credited amounts allocated prior to January 1, 2005 for the benefit of such Participant pursuant to the provisions of Article IV of Appendix A.

(M)  Participant:  An Employee whose compensation from the Employers for an Allocation Year is in excess of the limit set forth in Section 401 (a)(17) of the Code for such Allocation Year or who has made elective deferrals for such Allocation Year under the Halliburton Elective Deferral Plan. The foregoing notwithstanding, an Employee whose employment with an Employer is terminated prior to the last day of an Allocation Year for any reason other than death, disability or retirement in accordance with the terms of his or her Employer’s retirement policy shall not be eligible to participate in the Plan for such Allocation Year and, accordingly, such Employee’s Account shall not be credited with any allocation under Article IV, Paragraph (A) for such Allocation Year

(N)  Plan:  The Halliburton Company Benefit Restoration Plan, as amended from time to time.

(O)  Section 409A:  Section 409A of the Code and applicable Treasury authorities.

(P)  Subsidiary:  At any given time, a company (whether a corporation, partnership, limited liability company or other form of entity) in which the Company or any other of its Subsidiaries or both owns, directly or indirectly, an aggregate equity interest of 80% or more.

(Q)  Termination of Service:  “Separation from service”, as defined in Treasury Regulation 1.409A-1(h), with an Employer for any reason other than a transfer between Employers.

(R)  Trust:  Any trust created pursuant to the provisions of Article IX.

(S)  Trust Agreement:  The agreement establishing the Trust.

(T)  Trustee:  The trustee of the Trust.

(U)  Trust Fund:  Assets under the Trust as may exist from time to time.

ARTICLE III

Administration of the Plan

(A)  The Compensation Committee shall appoint an Administrative Committee to administer, construe and interpret the Plan.  Such Administrative Committee, or such successor Administrative Committee as may be duly appointed by the Compensation Committee, shall serve at the pleasure of the Compensation Committee.  Decisions of the Administrative Committee, with respect to any matter involving the Plan, shall be final and binding on the Company, its shareholders, each Employer and all officers and other executives of the Employers. For purposes of ERISA, the Administrative Committee shall be the Plan "administrator" and shall be the "named fiduciary" with respect to the general administration of the Plan.

(B)  The Administrative Committee shall maintain complete and accurate records pertaining to the Plan, including but not limited to Participants' Accounts, amounts transferred to the Trust, reports from the Trustee and all other records which shall be necessary or desirable in the proper administration of the Plan.  The Administrative Committee shall furnish the Trustee such information as is required to be furnished by the Administrative Committee or the Company pursuant to the Trust Agreement.

(C)  The Company (the "Indemnifying Party") hereby agrees to indemnify and hold harmless the members of the Administrative Committee (the "Indemnified Parties") against any losses, claims, damages or liabilities to which any of the Indemnified Parties may become subject to the extent that such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any act or omission of the Indemnified Party in connection with the administration of this Plan (including any act or omission of such Indemnified Party constituting negligence, but excluding any act or omission of such Indemnified Party constituting gross negligence or willful misconduct), and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by him or her in connection with investigating or defending against any such loss, claim, damage, liability or action.

(D)  Promptly after receipt by the Indemnified Party under the preceding paragraph of notice of the commencement of any action or proceeding with respect to any loss, claim, damage or liability against which the Indemnified Party believes he or she is indemnified under the preceding paragraph, the Indemnified Party shall, if a claim with respect thereto is to be made against the Indemnifying Party under such paragraph, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party to the extent the Indemnifying Party is not prejudiced by such omission.  If any such action or proceeding shall be brought against the Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under the preceding paragraph for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or reasonable expenses of actions taken at the written request of the Indemnifying Party.  The Indemnifying Party shall not be liable for any compromise or settlement of any such action or proceeding effected without its consent, which consent will not be unreasonably withheld.

(E)  The Administrative Committee may designate any Subsidiary as an Employer by written instrument delivered to the Secretary of the Company and the designated Employer. Such written instrument shall specify the effective date of such designated participation, may incorporate specific provisions relating to the operation of the Plan which apply to the designated Employer only and shall become, as to such designated Employer and its employees, a part of the Plan. Each designated Employer shall be conclusively presumed to have consented to its designation and to have agreed to be bound by the terms of the Plan and any and all amendments thereto upon its submission of information to the Administrative Committee required by the terms of or with respect to the Plan; provided, however, that the terms of the Plan may be modified so as to increase the obligations of an Employer only with the consent of such Employer, which consent shall be conclusively presumed to have been given by such Employer upon its submission of any information to the Administrative Committee required by the terms of or with respect to the Plan. Except as modified by the Administrative Committee in its written instrument, the provisions of this Plan shall be applicable with respect to each Employer separately, and amounts payable hereunder shall be paid by the Employer which employs the particular Participant, if not paid from the Trust Fund.

(F)  No member of the Administrative Committee shall have any right to vote or decide upon any matter relating solely to himself or herself under the Plan or to vote in any case in which his or her individual right to claim any benefit under the Plan is particularly involved. In any case in which an Administrative Committee member is so disqualified to act and the remaining members cannot agree, the Compensation Committee shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he or she is disqualified.

ARTICLE IV

Allocations Under the Plan,
Participation in the Plan and Selection for Awards

(A)  The Administrative Committee shall determine for each Allocation Year which Participants' allocations of Employer contributions (other than matching contributions) under qualified defined contribution plans sponsored by the Employers have been reduced for such Allocation Year by reason of the application of Section 401 (a)(17) or Section 415 of the Code, or any combination of such Sections, or by reason of elective deferrals under the Halliburton Elective Deferral Plan, and shall allocate to the credit of each such Participant under the Plan an amount equal to the amount of such reductions applicable to such Participant.  In addition, the Administrative Committee shall allocate to the credit of each Participant under the Plan the amount of Employer matching contributions that would have been allocated to such Participant’s account under Employer’s qualified defined contribution plan with respect to (i) the amount of such Participant's compensation (as such term is defined in Employer’s qualified defined contribution plan) deferred under the Halliburton Elective Deferral Plan for such Allocation Year and (ii) the amount of such compensation not so deferred that is in excess of the compensation limit under Section 401 (a)(17) of the Code for such Allocation Year.

(B)  Pursuant to Treasury Regulation §1.409A-2(b)(7), the Compensation Committee will allocate to the credit of a Participant under the Plan all or any part of any remuneration payable by the Employer to such Participant which would otherwise be treated as excessive employee remuneration within the meaning of Section 162(m) of the Code for any Allocation Year, rather than paying such excessive remuneration to such Participant.

(C)  Allocations to Participants under the Plan shall be made by crediting their respective Account on the books of their Employers as of the last day of the Allocation Year, except that an allocation under Paragraph (B) shall be credited to a Participant on the date the amount would have been paid to the Participant had it not been deferred pursuant to the provisions of Paragraph (B).  Accounts of Participants shall also be credited with interest as of the last day of each Allocation Year, at the rate set forth in Paragraph (D) below, on the average monthly credit balance of the Account being calculated by using the balance of each Account on the first day of each month.  Prior to Termination of Service, the annual interest shall accumulate as a part of the Account balance.  After Termination of Service, the annual interest for such Allocation Year shall be paid as more particularly set forth hereinafter in Article VII.

(D)  Interest shall be credited on amounts allocated to Participants' Account at the rate of 10% per annum.

ARTICLE V

Non-Assignability of Awards

No Participant shall have any right to commute, encumber, pledge, transfer or otherwise dispose of or alienate any present or future right or expectancy which he or she may have at any time to receive payments of any allocations made to such Participant, all such allocations being expressly hereby made non-assignable and non-transferable; provided, however, that nothing in the Article shall prevent transfer (A) by will, (B) by the applicable laws of descent and distribution or (C) pursuant to an order that satisfies the requirements for a "qualified domestic relations order" as such term is defined in section 206(d)(3)(B) of the ERISA and section 414(p)(1)(A) of the Code, including an order that requires distributions to an alternate payee prior to a Participant's "earliest retirement age" as such term is defined in section 206(d)(3)(E)(ii) of the ERISA and section 414(p)(4)(B) of the Code. Attempts to transfer or assign by a Participant (other than in accordance with the preceding sentence) shall, in the sole discretion of the Compensation Committee after consideration of such facts as it deems pertinent, be grounds for terminating any rights of such Participant to any awards allocated to but not previously paid over to such Participant.

ARTICLE VI

Vesting

All amounts credited to a Participant’s Account shall be fully vested and not subject to forfeiture for any reason except as provided in Article V.

ARTICLE VII

Distribution of Awards

(A)  Upon Termination of Service of a Participant the Administrative Committee (i) shall certify to the Trustee or the treasurer of the Employer, as applicable, the amount credited to the Participant's Account on the books of each Employer for which the Participant was employed at a time when he or she earned an award hereunder, and (ii) shall determine whether the payment of the amount credited to the Participant's Account under the Plan is to be paid directly by the applicable Employer, from the Trust Fund, if any, or by a combination of such sources (except to the extent the provisions of the Trust Agreement if any, specify payment from the Trust Fund).  Any amount payable under this Paragraph (A) shall be paid in a lump sum within sixty (60) days after Termination of Service.  Notwithstanding the foregoing, in the case of a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payments payable as a result of the Employee’s Termination of Service (other than death) shall not be payable before the earlier of (i) the date that is six months after the Employee’s Termination of Service, (ii) the date of the Employee ’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.  For purposes of determining the identity of “specified employees”, the Administrative Committee may establish procedures as it deems appropriate in accordance with Section 409A.

(B)  The Trustee or the treasurer of the Employer, as applicable, shall make payments of awards in the manner designated, subject to all of the other terms and conditions of this Plan and the Trust Agreement if any.  This Plan shall be deemed to authorize the payment of all or any portion of a Participant’s award from the Trust Fund, to the extent such payment is required by the provisions of the Trust Agreement, if any.

(C)  Interest on any payment to be paid to a specified employee under Paragraph (B) above that is delayed because of Section 409A shall be paid with the final payment.  In such case, the interest is accrued on an annual basis, and the specified employee will be entitled to the prorated portion of such annual interest, as calculated up until the actual date of payout pursuant to this Paragraph.

(D)  If a Participant shall die while in the service of an Employer, or after Termination of Service and prior to the time when all amounts payable to him or her under the Plan have been paid to such Participant, any remaining amounts payable to the Participant hereunder shall be payable to the estate of the Participant.  The Administrative Committee shall cause the Trustee or the treasurer of the Employer, as applicable, to pay to the estate of the Participant all of the benefits then standing to his or her credit in a lump sum.

(E)  If the Plan is terminated pursuant to the provisions of Article X, the Compensation Committee may, at its election and in its sole discretion, cause the Trustee or the treasurer of the Employer, as applicable, to pay to all Participants all of the awards then standing to their credit in the form of lump sum payments, provided such distribution is in compliance with the requirements of Section 409A.

(F)  Notwithstanding any provision hereof to the contrary, any amounts allocated to a Participant’s Account pursuant to Article IV, Paragraph (B) shall be paid to the Participant (1) in the Participant’s first taxable year in which the Company reasonably anticipates that its deduction will not be barred by reason of Section 162(m) of the Code or (2) during the period beginning with the date of the Participant’s Termination of Service and ending on the later of the last day of the taxable year of the Company in which the Participant’s Termination of Service occurred or the 15th day of the third month following the Participant’s Termination of Service.

ARTICLE VIII

Nature of Plan

This Plan constitutes a mere promise by the Employers to make benefit payments in the future and Participants have the status of general unsecured creditors of the Employers. Further, the adoption of this Plan and any setting aside of amounts by the Employers with which to discharge their obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employers, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employers, present and future. This provision shall not require the Employers to set aside any funds, but the Employers may set aside such funds if they choose to do so.

ARTICLE IX

Funding of Obligation

Article VIII above to the contrary notwithstanding, the Employers may fund all or part of their obligations hereunder by transferring assets to a domestic trust if the provisions of the trust agreement creating the Trust require the use of the Trust’s assets to satisfy claims of an Employer’s general unsecured creditors in the event of such Employer’s insolvency and provide that no Participant shall at any time have a prior claim to such assets. Any transfers of assets to a trust may be made by each Employer individually or by the Company on behalf of all Employers. The assets of the Trust shall not be deemed to be assets of this Plan.

ARTICLE X

Amendment or Termination of Plan

The Compensation Committee shall have the power and right from time to time to modify, amend, supplement, suspend or terminate the Plan as it applies to each Employer, provided that no such change in the Plan may deprive a Participant of the amounts allocated to his or her Account or be retroactive in effect to the prejudice of any Participant and the interest rate applicable to amounts credited to Participants’ Accounts for periods subsequent to Termination of Service shall not be reduced below 6% per annum. Any such modification, amendment, supplement suspension or termination shall be in writing and signed by a member of the Compensation Committee.

ARTICLE XI

General Provisions

(A)  No Participant shall have any preference over the general creditors of an Employer in the event of such Employer’s insolvency.

(B)  Nothing contained herein shall be construed to give any person the right to be retained in the employ of an Employer or to interfere with the right of an Employer to terminate the employment of any person at any time.

(C)  If the Administrative Committee receives evidence satisfactory to it that any person entitled to receive a payment hereunder is, at the time the benefit is payable, physically, mentally or legally incompetent to receive such payment and to give a valid receipt therefor, and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person has been duly appointed, the Administrative Committee may direct that such payment thereof be paid to such individual or institution maintaining or having custody of such person, and the receipt of such individual or institution shall be valid and a complete discharge for the payment of such benefit.

(D)  Payments to be made hereunder may, at the written request of the Participant, be made to a bank account designated by such Participant, provided that deposits to the credit of such Participant in any bank or trust company shall be deemed payment into his or her hands.

(E)  Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

(F)  THIS PLAN SHALL BE CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

(G)  It is intended that the provisions of this Plan satisfy the requirements of Section 409A and that the Plan be operated in a manner consistent with such requirements to the extent applicable.  Therefore, the Administrative Committee may make adjustments to the Plan and may construe the provisions of the Plan in accordance with the requirements of Section 409A.

ARTICLE XII

Effective Date

This amended and restated Plan shall be effective on January 1, 2008 and shall continue in force during subsequent years unless amended or revoked by action of the Compensation Committee.

HALLIBURTON COMPANY

By      /s/ David J. Lesar

APPENDIX A

GRANDFATHERED PLAN

The Grandfathered Plan contains the provisions governing the deferrals of accounts earned and vested by Participants on or before December 31, 2004.  This Appendix A preserves the material terms of the Grandfathered Plan as in effect on December 31, 2004, and is intended to satisfy the requirements of Section 409A as to grandfathered amounts.  The provisions of this Appendix A shall apply to, and be effective only with respect to, the deferral of earned and vested amounts under the Grandfathered Plan before January 1, 2005, and the amounts earned on such deferrals credited at any time.  The Plan provides for separate accounting of such amounts deferred, earned, and vested before January 1, 2005, and the interest credited thereon.

No amendment to the Plan shall be deemed to amend this Appendix A and the relevant provisions of the Plan in effect prior to such amendment unless otherwise specifically set forth therein.  Pursuant to Section 1.409A-6(a)(4) of the Treasury Regulations, a modification is material “if a benefit or right existing as of October 3, 2004 is materially enhanced or a new material benefit or right is added.”

The provisions of the Plan applicable to the Grandfathered Plan Accounts shall be administered in a manner consistent with the Grandfathered Plan and Appendix A.  Wherever the Plan has added, changed, or otherwise altered any terms of the Grandfathered Plan that were in effect on December 31, 2004, in a manner that would constitute a material modification, as described above, such changes will be disregarded in the administration of the Grandfathered Plan Accounts herein.

APPLICABLE GRANDFATHERED PLAN TERMS

With respect to amounts deferred prior to January 1, 2005, and the interest on such amounts credited at any time, the following definitions and Articles in this Appendix A shall be substituted for the corresponding definitions and Articles of the Plan:

Termination of Service:  Severance from employment with an Employer for any reason other than a transfer between Employers.

ARTICLE IV

Allocations Under the Plan,
Participation in the Plan and Selection for Awards

(A)           There shall be no further allocations to any Participant under the Grandfathered Plan.

(B)           Interest shall be credited on amounts allocated to Participants' Grandfathered Plan Account at the rate of 10% per annum.

ARTICLE VII

Distribution of Awards

(A)           Upon Termination of Service of a Participant the Administrative Committee (i) shall certify to the Trustee or the treasurer of the Employer, as applicable, the amount credited to the Participant's Account on the books of each Employer for which the Participant was employed at a time when he or she earned an award hereunder, (ii) shall determine whether the payment of the amount credited to the Participant's Account under the Plan is to be paid directly by the applicable Employer, from the Trust Fund, if any, or by a combination of such sources (except to the extent the provisions of the Trust Agreement if any, specify payment from the Trust Fund) and (iii) shall determine and certify to the Trustee or the treasurer of the Employer, as applicable, the method of payment of the amount credited to a Participant's Account, selected by the Administrative Committee from among the following alternatives:

(1)	A single lump sum payment upon Termination of Service;

(2)
A payment of one-half of the Participant's balance upon Termination of Service, with payment of the additional one-half to be made on or before the last day of a period of one year following Termination; or;

(3)	Payment in monthly installments over a period not to exceed ten years with such payments to commence upon Termination of Service.

The above notwithstanding, if the total vested amount credited to the Participant's Grandfathered Plan Account upon Termination of Service is less than $50,000, such amount shall always be paid in a single lump sum payment upon Termination of Service.

(B)           The Trustee or the treasurer of the Employer, as applicable, shall make payments of awards in the manner designated, subject to all of the other terms and conditions of this Plan and the Trust Agreement if any. This Plan shall be deemed to authorize the payment of all or any portion of a Participant’s award from the Trust Fund, to the extent such payment is required by the provisions of the Trust Agreement, if any.

(C)           Interest on the second half of a payment under Paragraph (A)(2) above shall be paid with the final payment, while interest on payments under Paragraph (A)(3) above may be paid at each year end or may be paid as a part of a level monthly payment computed by the Administrative Committee through the use of such methodologies as the Administrative Committee shall select from time to time for such purpose.

(D)           If a Participant shall die while in the service of an Employer, or after Termination of Service and prior to the time when all amounts payable to him or her under the Plan have been paid to such Participant, any remaining amounts payable to the Participant hereunder shall be payable to the estate of the Participant.  The Administrative Committee shall cause the Trustee or the treasurer of the Employer, as applicable, to pay to the estate of the Participant all of the awards then standing to his or her credit in a lump sum.

(E)           If the Plan is terminated pursuant to the provisions of Article X, the Compensation Committee may, at its election and in its sole discretion, cause the Trustee or the treasurer of the Employer, as applicable, to pay to all Participants all of the awards then standing to their credit in the form of lump sum payments.